Exhibit 10.1

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL

AMENDMENT TO FOUNDRY AGREEMENT

Spansion and SMIC

Amendment	This amendment (“Amendment”) to the Foundry Agreement dated August 31, 2007, and as amended (“Agreement”), is entered into between Spansion LLC (“Spansion”) and Semiconductor Manufacturing International Corporation (“SMIC”), on behalf of themselves and their Affiliates, including without limitation the Facilities. In consideration of the promises and mutual covenants of the parties, it is agreed that the Agreement shall be modified to include the following terms:

Amendment Effective Date	May 16, 2011

Form of assistance	Prepayment for 65nm and 45nm Contract Wafers to be shipped by SMIC/WXIC to Spansion in accordance with the terms of the Agreement.

Prepayment Amount	USD $50,000,000.00

Prepayment terms	USD [*] on each Contract Wafer above [*] Contract Wafers per month shipped by SMIC to Spansion will be deducted from the Prepayment Amount until all USD $50,000,000.00 prepayment credits are used up. In the event that the prepayment credits are not used up by [*], due to WXIC not providing sufficient capacity or any other reason beyond Spansion’s reasonable control, then SMIC will return the remaining balance to Spansion in full by [*]. If Spansion’s orders are insufficient to drawdown the total amount by [*], a [*] month extension is automatically given by SMIC until [*]. If Spansion fails to draw down the entire Prepayment Amount by that date due to reasons solely within its reasonable control, [*].

Funding of the Prepayment Amount	The USD $50,000,000.00 prepayment shall be paid by Spansion to SMIC in three (3) installments: • USD $20,000,000.00 upon signing of this Amendment

•	USD $15,000,000.00 upon completion of the first 45nm Contract Wafer lot with acceptable WET and inline parameters, but no earlier than October 1, 2011

•	USD $15,000,000.00 in February, 2012

Wafer Pricing & Cost of Capital Compensation	Contract Wafer pricing for all engineering & production 65nm NOR Contract Wafers shall be as follows:

	Q112	Q212	Q312	Q412	Q113	Q213	Q313	Q413
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
		[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
		[*]	[*]	[*]	[*]	[*]	[*]	[*]

SMIC agrees to compensate Spansion for the cost of the Prepayment Amount at the end of each quarter starting from 1Q2012 when volume is expected to exceed the baseline loading of [*] Contract Wafers per month. The compensation will be equivalent to [*] of the balance remaining of the Prepayment Amount after that applicable quarters’ Contract Wafers have been credited per the “Prepayment terms” section, above. The compensation will be credited towards SMIC’s accounts receivables from Spansion at quarter end. This compensation will end at 4Q2013 regardless of whether there is any deposit remaining on the Prepayment Amount balance, unless due to SMIC’s fault.

After 2013, Contract Wafer pricing for all engineering & production 65nm NOR Contract Wafers shall (i) not increase beyond the above-specified Contract Wafer pricing for Q413, (ii) decrease based on the typical industry learning curve upon mutual agreement of the parties, and (iii) be negotiated between the parties before the end of 2012.

Invoicing & Payment	Spansion purchase orders and SMIC invoices shall reference the Contract Wafer pricing listed above. Spansion’s payment to SMIC shall be equivalent to the Contract Wafer price minus a USD [*] prepayment credit for each Contract Wafer delivered. To facilitate this process, SMIC shall provide Spansion with a credit memo which Spansion shall reference with each payment.

SMIC will extend to Spansion [*] payment term for on-going business.

SMIC Minimum Capacity	SMIC shall provide the following minimum Contract Wafer delivery capacity to Spansion for 65nm and 45nm NOR production material, provided that SMIC receives the Prepayment Amount from Spansion:

Q1’12: [*]

Q2’12: [*]

Q3’12: [*]

Q4’12: [*]

2013: [*]

2014: [*]

2015: [*]

45nm Transfer	Spansion will transfer the 45nm NOR technology to SMIC/WXIC beginning May 23, 2011, with qualification being completed in February, 2012.

Spansion will pay an NRE charge of USD [*] per full flow wafer (up to [*] wafers), and USD [*] per short loop wafer (up to [*] wafers) for wafers utilized for the transfer. Spansion will receive a credit equal to the starting material cost for all short loop wafers that can be returned to SMIC for reclaim.

For 2012 and 2013, the cost of the 45nm wafers will be [*] the cost of the 65nm 4 layer Cu wafers for the corresponding quarter. By the end of 2014, the 45nm cost will be reduced to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*] the cost of a 65nm 4 layer Cu wafer. The parties will negotiate the cost of the 45nm wafers beyond 2013 by the end of 2012.

Other terms of the prepayment	SMIC shall return to Spansion the full amount of the remaining portion of the Prepayment Amount plus 10% of the original Prepayment Amount (USD $5,000,000.00):

•        If any Spansion competitor acquires a majority share or otherwise acquires the power to cause the direction of the management or policies of WXIC or SMIC, payable upon WXIC’s and/or SMIC’s signing of a definite agreement memorializing such merger or acquisition.

•        If SMIC or WXIC gives wafer manufacturing capacity to [*] during the term of the Agreement, payable upon SMIC or WXIC entering into an agreement to provide such capacity.

•        If either party terminates the Agreement as permitted under the Agreement, payable at time of such termination.

If SMIC experiences an event of default [*] in place with any of [*] or otherwise experiences any material adverse condition [*], SMIC shall immediately provide Spansion with written notice of such event or condition. Upon the occurrence of such event or condition, then Spansion shall have the right, at its sole discretion, to set off the [*] against any liabilities with SMIC, and/or receive an immediate return of [*].

In 2015, Spansion will order from SMIC a minimum of [*] 65nm and 45nm Contract Wafers. If Spansion orders fewer than [*] Contract Wafers during 2015, Spansion will pay to SMIC a total of USD [*] (the “[*]”). If Spansion orders any amount of Contract Wafers between [*] and [*] during 2015, Spansion will pay to SMIC a linearly prorated portion of the [*]. To clarify by way of an example, if Spansion orders [*] Contract Wafers in 2015, Spansion will pay to SMIC USD [*]. If Spansion orders [*] Contract Wafers or greater during 2015, no amount of the [*] will be due SMIC.

Miscellaneous	Spansion and SMIC will issue a joint, mutually agreed-upon press release upon signing of this Amendment. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the same meaning as those set forth in the Agreement. The parties agree that except as amended in the manner specified above, all remaining provisions of the Agreement shall continue in full force and effect and shall apply to this Amendment. This Amendment may be signed in multiple counterparts, each of which shall constitute a signed original. Once fully signed, any facsimile or electronic image of the Amendment shall be valid and acceptable for all purposes as if it were the original.

Acknowledged and agreed

Spansion LLC		Semiconductor Manufacturing International Corporation

/s/ Randy W. Furr		/s/ Chris Chi

Name:	Randy W. Furr	Name:	Chris Chi

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Title:	EVP & CFO	Title:	Chief Business Officer

Date:	13 May 2011	Date:	May 16, 2011

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.